Horne International Reports Financial Results for Second Quarter of 2007

Revenues Increase 56% Compared with Second Quarter of 2006

Fairfax, VA — August 1, 2007 — Horne International, Inc. (OTCBB: HNIN) today announced its financial results for the second quarter of 2007. The company reported gross revenues of $9.75 million, compared with revenues of $6.23 million for the second quarter in 2006. The company also reported gross profits of $720,000 for the second quarter, compared with $910,000 in 2006.

“The second quarter of 2007 combines our continued efforts to streamline the efficiency of Horne International with our strategy to strengthen the long-term financial foundation of the company,” said Darryl K. Horne, President, Chief Executive Officer and Chairman of Horne International. “The recently announced Navy launch tube contract is an excellent example of our efforts to shed the company of unsound contracts while winning new government orders to put the company on a stronger financial footing.”

Spectrum Sciences & Software, Inc. (Spectrum), a wholly owned subsidiary of Horne International, experienced a decrease in revenue of $696,000 in the second quarter relative to the same period last year. Much of this fall-off was the reduction in orders under the U.S. Navy launch tube contract and the U.S. Air Force AMRAAM container contract. Both contracts were burdened by increased raw material costs that could not be passed through to the government. The company negotiated changes in ordering periods for both contracts. As part of the negotiations on the launch tube contract, Spectrum received an additional order for launch tubes under a negotiated price that will allow the company to cover its costs. Spectrum will complete its existing work under the AMRAAM contract during the third quarter of 2007, and it is pursuing a new contract opportunity with the Air Force.

For the company’s Horne Engineering subsidiary, second-quarter revenue increased by $4.4 million compared with the same period last year. A large portion of this revenue resulted from completion of a material procurement contract. Revenue at the company’s third subsidiary, Coast Engine and Equipment Company (CEECO), decreased by $224,000 on the same quarter-to-quarter basis, while CEECO’s gross profit margins improved.

“We will continue to review all operating costs as part of our strategy to improve financial performance. We have taken steps at our three operating subsidiaries to reduce underutilized operating overhead and to focus on investments in future business efforts,” said Horne.

The company anticipates that revenues will decrease in the third quarter because of a drop in material procurement revenue. At the same time, the company anticipates an increase in revenue from its programs that required upfront investments, increased orders at Spectrum and continued positive results from business development efforts. Gross profit margins are expected to improve in the third quarter. The company also expects to be in a strong cash position for the remainder of the year.

Horne International filed its 10-Q financial statement for the second quarter of 2007 with the Securities and Exchange Commission late yesterday. It is available on the company’s Web site, www.horne.com.

About Horne International, Inc.

Horne International (OTCBB: HNIN) delivers uniquely engineered solutions that advance some of today’s foremost agendas — winning the war on terrorism, strengthening national security, and fostering environmental sustainability. Service areas include program engineering; technology; manufacturing; maritime and industrial repair; environment, safety, and health; acquisition services; public outreach; and business process engineering. More information can be found at www.horne.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Media Contact: Paul Cooksey, 703-641-1100, pcooksey@horne.com

Source: Horne International, Inc.